Exhibit 99.1

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS](1)

PROSPECTUS SUPPLEMENT
(to Prospectus dated , 20 )
[ ] Shares

OFS Credit Company, Inc.

Common Stock

We are a non-diversified, externally managed closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”). Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. Under normal market conditions, we will invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit instruments and other structured credit investments, including: (i) collateralized loan obligation (“CLO”) debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that our investment adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs, and loan accumulation facilities. Loan accumulation facilities are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. Loan accumulation facilities typically incur leverage between three and six times prior to a CLO’s pricing. The CLO securities in which we primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and subordinated debt securities in which we will invest are highly leveraged (with CLO equity securities typically being leveraged 9 to 13 times), which magnifies our risk of loss on such investments. These investment objectives are not fundamental policies of ours and may be changed by our board of directors (the “Board”) on 60 days’ notice to our stockholders. See “Business” in the accompanying prospectus.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Our Investment Adviser is OFS Capital Management, LLC which we refer to as “OFS Advisor” or the “Advisor.” OFS Advisor is registered as an investment adviser with the SEC and, as of [ ], 20[ ], had approximately $[ ] billion of committed assets under management for investment in CLO securities and other investments. The Advisor manages our investments subject to the supervision of our Board.

We are offering for sale [ ] shares of our common stock. We have granted the underwriter a 30-day option to purchase additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

Our common stock is traded on the NASDAQ Capital Market under the symbol “OCCI.” On [ ], 20[ ] , the last reported sales price on the NASDAQ Capital Market for our common stock was $[ ] per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of [ ] was $[ ].

Investing in our common stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our common stock, which are summarized in “Risk Factors” beginning on page 20 of the accompanying prospectus.

Please read this prospectus supplement and the accompanying prospectus before investing in our common stock and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our common stock. We file annual and semi-annual reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606 or by telephone at (847) 734-2000, or on our website at www.ofscreditcompany.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and y20ou should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

 The underwriters expect to deliver the shares on or about [ ], 20[ ].

Prospectus Supplement dated [ ], 20[ ].

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in our common stock.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

SUMMARY

The following summary contains basic information about the offering of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our common stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Business” and our consolidated financial statements included in the accompanying prospectus.

Throughout this prospectus supplement, we refer to OFS Credit Company, Inc. and any of its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” OFS Capital Management, LLC as “OFS Advisor” or the “Advisor;” and OFS Capital Services, LLC as “OFS Services” or the “Administrator.”

Overview

We are a non-diversified, externally managed closed-end management investment company that has registered as an investment company under the 1940 Act. Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”)

Under normal market conditions, we will invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit-based instruments and other structured credit investments, including: (i) CLO debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that the Advisor believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Advisor’s assessment of prevailing market conditions. The CLO securities in which we will primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and subordinated debt securities in which we will invest are highly leveraged (with CLO equity securities typically being leveraged 9 to 13 times), which magnifies our risk of loss on such investments. These investment objectives are not fundamental policies of ours and may be changed by our Board on 60 days’ notice to our stockholders. See “Business” in the accompanying prospectus.

OFS Advisor manages our investments subject to the supervision of our Board. On an ongoing basis, the OFS Advisor actively monitors each investment and may sell positions if circumstances have changed from the time of investment or if the Advisor believes it is in our best interest to do so.

Distributions

In order to qualify as a RIC and to avoid corporate level tax on the income we distribute to our stockholders, we are required, under Subchapter M of the Code, to distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on an annual basis.

The following table reflects the cash distributions, including distributions reinvested and returns of capital, if any, per share that we have declared on our common stock to date.

Months Ended	Record Date	Payment Date	Distributions Per Share
Fiscal 2020
January 31, 2020	January 24, 2020	January 31, 2020	$0.170
Fiscal 2019
December 31, 2019	December 24, 2019	December 31, 2019	$0.170
November 30, 2019	November 22, 2019	November 29, 2019	$0.170
October 31, 2019	October 24, 2019	October 31, 2019	$0.167
September 30, 2019	September 23, 2019	September 30, 2019	$0.167
August 31, 2019	August 23, 2019	August 30, 2019	$0.167
July 31, 2019	July 24, 2019	July 31, 2019	$0.167
June 30, 2019	June 21, 2019	June 28, 2019	$0.167
May 31, 2019	May 24, 2019	May 31, 2019	$0.167
April 30, 2019	April 23, 2019	April 30, 2019	$0.167
March 31, 2019	March 22, 2019	March 29, 2019	$0.167
February 28, 2019	February 21, 2019	February 28, 2019	$0.167
January 31, 2019	January 14, 2019	January 31, 2019	$0.167
December 31, 2018	December 10, 2018	December 31, 2018	$0.167
November 30, 2018	November 12, 2018	November 30, 2018	$0.167
Fiscal 2018
October 31, 2018	November 5, 2018	November 16, 2018	$0.113(1)

(1)	The amount of the distribution was proportionately reduced to reflect the number of days remaining in the month after the completion of our IPO.

The actual amount of future distributions, if any, remain subject to approval by our Board, and there can be no assurance that the monthly distributions will always be $0.170 per share of common stock. We have paid distributions to date from post-IPO earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any applicable monthly period, the distribution may constitute a return of capital, which is a return of a portion of a stockholder’s original investment in shares of our common stock.

If our distributions from reported earnings exceed our “investment company taxable income” (“ICTI”) in a tax year, such excess will represent a return of capital to our stockholders. Additionally, in order to maintain a stable level of distributions, we may pay out less than all of our investment income or pay out accumulated undistributed income in addition to current net investment income. To the extent that our net investment income for any year exceeds the total quarterly distributions paid during the year, we intend to make a special distribution at or near year-end of such excess amount as may be required to qualify for RIC tax treatment. Over time, we expect that substantially all of our ICTI will be distributed.

We generally intend to reinvest the capital returned to us from our investments. However, GAAP may require us to characterize all or a portion of our non-taxable (i.e., return of capital) distributions from our CLO investments as interest income. See “Risk Factors - Risks Related to Our Investments - CLO investments involve complex documentation and accounting considerations” in the accompanying prospectus.

We have adopted a distribution reinvestment plan (“DRIP”) that provides for reinvestment of our distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of the DRIP will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution. See “Distribution Reinvestment Plan” in the accompanying prospectus. Dividend and capital gains distributions generally are taxable to our stockholders whether they are reinvested in shares of our common stock or received in cash.

Use of Proceeds From Prior Offerings

Since the closing of our initial public offering on October 10, 2018 and including [ ] subsequent offerings on [ ] we have invested approximately $[ ] million of the cumulative net proceeds we received from our initial public offering (including the proceeds received from the underwriters' partial exercise of the over-allotment option) and subsequent offerings, representing approximately [ ]% of those cumulative proceeds. Consistent with our investment objective, these investments were made in equity tranches of CLOs.

OFS Advisor

Our investment activities are managed by OFS Advisor, our investment adviser. OFS Advisor is responsible for sourcing potential investments, conducting research and diligence on potential investments, collateral managers, and placement agents, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. OFS Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a wholly-owned subsidiary of Orchard First Source Asset Management, LLC (“OFSAM”), our parent company prior to the completion of our IPO. OFSAM is owned by Richard Ressler, Bilal Rashid, Jeffrey A. Cerny, and other affiliates of OFS Advisor. OFSAM and affiliates of OFS Advisor purchased 330,000 shares of our common stock in the IPO and 165,175 shares of our common stock in our subscription rights offering in August 2019.

Our relationship with OFS Advisor is governed by and dependent on the Investment Advisory and Management Agreement by and between us and OFS Advisor (the “Investment Advisory Agreement”) and may be subject to conflicts of interest. OFS Advisor provides us with advisory services in exchange for a base management fee and incentive fee. Our Board is charged with protecting our interests by monitoring how OFS Advisor addresses these and other conflicts of interest associated with its management services and compensation. While our Board is not expected to review or approve each borrowing or incurrence of leverage, our independent directors will periodically review OFS Advisor’s services and fees as well as its portfolio management decisions and portfolio performance.

OFSAM makes experienced investment professionals, all of whom are employees of OFSAM, available to OFS Advisor through an intercompany agreement with Orchard First Source Capital, Inc., OFSAM's staffing subsidiary. These OFS personnel provide us with access to deal flow that OFS generates in the ordinary course of its businesses and committed members of OFS Advisor’s investment committee. As our investment adviser, OFS Advisor is obligated to allocate investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy.

OFS Advisor capitalizes on the deal origination and sourcing, underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of OFS’s professionals. The senior investment team of OFS, including Bilal Rashid, Jeff Cerny, Glen Ostrander and Kenneth A. Brown (collectively, the “Senior Investment Team”), provides services to OFS Advisor. These professionals have developed a broad network of contacts within the investment community, averaging over 20 years of investing experience, including structuring and investing in CLOs, as well as investing in assets that will constitute the underlying assets held by the CLOs in which we will invest.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Advisor with a competitive advantage in its CLO-focused investment strategy.

OFS Administrator

OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with office facilities and equipment, necessary software licenses and subscriptions and clerical, bookkeeping and recordkeeping services at such facilities. OFS Services oversees our financial reporting as well as prepares our reports to stockholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. OFS Services also manages the determination and publication of our net asset value (“NAV”), and the preparation and filing of our tax returns and generally monitors the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Investment Focus

Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. Under normal market conditions, we invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit-based instruments and other structured credit investments including (i) CLO debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and

(iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that the Advisor believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Advisor’s assessment of prevailing market conditions. The CLO securities in which we will primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities.”

Our investments in CLOs are comprised primarily of investments in the equity tranches and, to a lesser extent, the subordinated debt tranches of CLOs. We intend to focus on securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans, which pools of underlying assets are often referred to as a CLO’s “collateral.” The vast majority of the portfolio of most CLOs consists of first lien senior secured loans although the CLO collateral manager is typically able to invest up to approximately 10% of the portfolio in other assets, including second lien loans, unsecured loans, debtor-in-possession loans and fixed rate loans.

CLO Structural Elements

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry and is subject to certain asset concentration limitations. Most CLOs are structured to allow for reinvestment of proceeds of repayments of assets over a specific period of time (typically four to five years). We intend to target cash flow CLOs, for which the terms and covenants of the structure are typically based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the CLO collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests. CLO payment provisions are detailed in a CLO’s indenture and are referred to as the “priority of payments” or “waterfall.”

A CLO funds the purchase of its investment portfolio through the issuance of CLO equity and debt instruments in the form of multiple, primarily floating-rate debt, tranches. The CLO debt tranches typically have a stated coupon and are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the most junior level by Moody’s Investor Service, Inc., S&P and/or Fitch, Inc. Unrated and below investment grade and unrated securities are sometimes referred to as “junk” securities. CLO debt tranches are not impacted by defaults and realized losses until total losses exceed the value of the equity tranche.

The CLO equity tranche, which is in the first loss position, is unrated and subordinated to the debt tranches and typically represents approximately 8% to 11% of a CLO’s capital structure. A CLO’s equity tranche represents the first loss position in the CLO. The holders of CLO equity tranche interests are typically entitled to any cash reserves that form part of the structure when such reserves are permitted to be released. The CLO equity tranche captures available payments at the bottom of the payment waterfall, after operational and administrative costs of the CLO and servicing of the debt securities. Economically, the equity tranche benefits from the difference between the interest received from the investment portfolio and the interest paid to the holders of debt tranches of the CLO structure. Should a default or decrease in expected payments to a particular CLO occur, that deficiency typically first affects the equity tranche in that holders of that position generally will be the first to have their payments decreased by the deficiency.

Each tranche within a typical CLO has voting rights on any amendments that would have a material effect on such tranche. Neither the debt tranches nor equity tranche of CLOs have voting rights on the management of the underlying investment portfolio. The holders of the equity tranches of CLOs typically have the right to approve and/or replace the CLO collateral manager after such CLO manager has triggered a default. The equity tranche of a CLO also typically has the ability to call the debt tranches following a non-call period. Debt tranches of CLOs typically do not have the right to call the other CLO security tranches.

Generally, the loans underlying the CLOs in which we expect to invest will have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, some of the loans underlying the CLOs in which we invest may be referred to as “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Typically, the indenture governing a CLO will permit only a certain percentage of the loans underlying a CLO to be "covenant lite." Accordingly, to the extent we are exposed to “covenant-lite” loans, we may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

The CLO structure highlighted below is a hypothetical structure provided for illustrative purposes only and the structure of CLOs in which we will invest may vary substantially from the example set forth below.

The Syndicated Senior Loan Market

Senior secured loans represent a large and mature segment of the U.S. corporate credit market. According to [ ], as of [ ], 20[ ], the amount of institutional senior secured loans outstanding was approximately $[ ] trillion.

Broadly syndicated senior secured loans are typically originated and structured by banks on behalf of corporate borrowers with proceeds often used for leveraged buyout transactions, mergers and acquisitions, recapitalizations, refinancings, and financing capital expenditures. Broadly syndicated senior secured loans are typically distributed by the arranging bank to a diverse group of investors primarily consisting of: CLOs; senior secured loan and high yield bond mutual funds; closed-end funds, hedge funds, banks, insurance companies; and finance companies. According to [ ], CLOs represent the largest source of capital for institutional senior secured loans, representing a range of approximately [ ]% to [ ]% of the demand for newly issued highly leveraged loans from 20[ ] through [ ], 20[ ].

Senior secured loans are floating rate instruments, typically making quarterly interest payments based on a spread over the London Interbank Offered Rate (“LIBOR”). LIBOR is based on rates that contributor banks in London charge each other for interbank deposits and is typically used to set coupon rates on floating rate debt securities.

We believe that senior secured loans have historically represented an attractive and stable base of collateral for CLOs. In particular, the primary attributes of senior secured loans include:

•	Senior: Senior position in a company’s capital structure

•	Secured: First lien security interest in a company’s assets

•	Floating Rate: Reduces interest rate risk associated with fixed rate bonds

•	Low LTV: On average, senior secured loans historically have had a loan-to-value ratio of approximately 40% - 60% at the time of origination

In the current environment, we believe the above attributes seem particularly desirable.

Investment Opportunity

CLOs generally do not face refinancing risk on the CLO debt since a CLO’s indenture requires that the maturity dates of a CLO’s assets (typically 5 - 8 years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 11 - 12 years from the date of issuance). In the current market environment, we expect investment opportunities in CLO equity to present more attractive risk-adjusted returns than CLO debt, although we expect to make investments in CLO debt and related investments, in certain cases, to complement the CLO equity investments that we make. As market conditions change, our investment focus may vary from time to time between CLO equity and CLO debt investments.

We believe that CLO equity has the following attractive fundamental attributes:

•
Potential for strong absolute and risk-adjusted returns: We believe that CLO equity offers the potential for attractive, risk-adjusted total returns compared to the returns experienced in the U.S. public equity markets.

•
Expected shorter duration high-yielding credit investment with the potential for high quarterly cash distributions: Relative to certain other high-yielding credit investments such as mezzanine or subordinated debt, CLO equity is expected to have a shorter payback period with higher front-end loaded quarterly cash flows during the early years of a CLO’s life.

•
Expected protection against rising interest rates: Because a CLO’s asset portfolio is typically comprised primarily of floating rate loans and the CLO’s liabilities are also generally floating rate instruments, we expect CLO equity to provide potential protection against rising interest rates whenever LIBOR exceeds above the average minimum interest rate or "LIBOR floor" on a CLO’s assets. However, CLO equity is still subject to other forms of interest rate risk.

•
Expected low-to-moderate correlation with fixed income and equity markets: Because CLO assets and liabilities are primarily floating rate, we expect CLO equity investments to have a low-to-moderate correlation with U.S. fixed income securities. In addition, because CLOs generally allow for the reinvestment of principal during the reinvestment period regardless of the market price of the underlying collateral provided the CLO remains in compliance with its covenants, we expect CLO equity investments to have a low-to-moderate correlation with the U.S. public equity markets.

CLO securities are also subject to a number of risks as discussed in more detail in the “Risk Factors” section of the accompanying prospectus. Among our primary targeted investments, the risks associated with CLO equity are generally greater than those associated with CLO debt.

Summary Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments should be considered risky, and you may lose all or part of your investment in us. Investors should consider their financial situation and needs, other investments, investment goals, investment experience, time horizons, liquidity needs and risk tolerance before investing in our securities. An investment in our securities may be speculative in that it involves a high degree of risk and should not be considered a complete investment program. We should be evaluated primarily as a long-term investment vehicle, and our securities are not an appropriate investment for a short-term trading strategy. We can offer no assurance that the returns on our investments will be commensurate with the risk of investment in us, nor can we provide any assurance that enough appropriate investments that meet our investment criteria will be available.

•
Limited Operating History. We are a non-diversified, closed-end management investment company with limited operating history as such. Additionally, our Advisor has never previously managed a registered closed-end investment company.

•
Fair Valuation of Our Portfolio Investments. Typically, there will not be a public market for the type of investments in which we invest. As a result, we will value these securities at least quarterly, or more frequently as may be required from time to time, at fair value. Our determinations of the fair value of our investments have a material impact on our net earnings through the recording of unrealized appreciation or depreciation of investments and may cause our NAV on a given date to materially understate or overstate the value that we may ultimately realize on one or more of our investments.

•	Key Personnel Risk. We are dependent upon the key personnel of OFS Advisor for our future success.

•
Conflicts of Interest Risk. Our executive officers and directors, and the Advisor and its officers and employees, including the Senior Investment Team, have several conflicts of interest as a result of the other activities in which they engage. See “Conflicts of Interest” in the accompanying prospectus.

•
Incentive Fee Risk. Our incentive fee structure may incentivize the Advisor to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement and use leverage in a manner that adversely impacts our performance.

•
Tax Risks. If we fail to qualify for tax treatment as a RIC under the Code for any reason or become subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.

•	Distributions and Dividend Risk. There is a risk that our stockholders may not receive distributions or dividends and that our distributions or dividends may not grow over time.

•
Market Risks. A disruption or downturn in the capital markets and the credit markets could impair our ability to raise capital, impair the availability of suitable investment opportunities for us and negatively affect our business.

•	Non-Diversification Risk. We are a non-diversified investment company under the 1940 Act and may hold a narrower range of investments than a diversified fund under the 1940 Act.

•
Leverage Risk. The use of leverage, whether directly or indirectly through investments such as CLO equity or subordinated debt securities that inherently involve leverage, may magnify our risk of loss. CLOs are typically highly leveraged (typically 9 - 13 times), and therefore the CLO equity of subordinated debt securities in which we intend to invest are subject to a higher risk of loss since the use of leverage magnifies losses.

•
Risks of Investing in CLOs and Other Structured Finance Securities. CLO and structured finance securities present risks similar to other credit investments, including default (credit), interest rate and prepayment risks. In addition, CLOs and other structured finance securities are typically governed by a complex series of legal documents and contracts, which increases the possibility of disputes over the interpretation and enforceability of such documents. In addition, a collateral manager or trustee of a CLO may not properly carry out its duties to the CLO, potentially resulting in loss to the CLO. CLOs are also leveraged vehicles and are subject to leverage risk.

•
Risks of Investing in the Subordinated or Equity Tranche of CLOs. We may invest in the subordinated notes that comprise a CLO's equity tranche, which are junior in priority of payment and are subject to certain payment restrictions generally set forth in an indenture governing the notes. In addition, CLO equity and subordinated notes generally do not benefit from any creditors’ rights or ability to exercise remedies under the indenture governing the notes. The subordinated notes are not guaranteed by another party. Subordinated notes are subject to greater risk than the secured notes issued by the CLO. CLOs are typically highly levered, typically utilizing 9 - 13 times leverage, and therefore the CLO equity and subordinated debt securities in which we intend to invest are subject to a higher risk of loss. There can be no assurance that distributions on the assets held by the CLO will be sufficient to make any distributions or that the yield on the subordinated notes will meet our expectations.

•
First Loss Risk of CLO Equity and Subordinated Securities. CLO equity and subordinated debt securities that we may acquire are subordinated to more senior tranches of CLO debt. If a CLO breaches a covenant, excess cash flow that would otherwise be available for distribution to the CLO equity tranche investors is diverted to prepay CLO debt investors in order of seniority until such time as the covenant breach is cured. If the covenant breach is not or cannot be cured, the CLO equity investors (and potentially other debt tranche investors) may experience a partial or total loss of their investment. For this reason, CLO equity investors are often referred to as being in a first loss position. CLO equity and subordinated debt securities are subject to increased risks of default relative to the holders of superior priority interests in the same securities. In addition, at the time of issuance, CLO equity securities are under-collateralized in that the liabilities of a CLO at inception exceed its total assets. Though not exclusively, we will typically be in a first loss or subordinated position with respect to realized losses on the assets of the CLOs in which we are invested.

•
High Yield Investment Risks. The CLO equity and subordinated debt securities that we will acquire are typically unrated or rated below investment grade and are therefore considered “high yield” or “junk” securities and are considered speculative with respect to timely payment of distributions or interest and reinvestment or repayment of principal. The senior secured loans and other credit-related assets underlying CLOs are also typically high yield investments that are below investment grade. Investing in CLO equity and subordinated debt securities and other high yield investments involves greater credit and liquidity risk than investment grade obligations, which may adversely impact our performance. High-yield investments, including collateral held by CLOs in which we invest, generally have limited liquidity. As a result, prices of high-yield investments have at times experienced significant and rapid decline when a substantial number of holders (or a few holders of a significantly large “block” of the securities) decide to sell. In addition, we (or the CLOs in which we invest) may have difficulty disposing of certain high-yield investments because there may be a thin trading market for such securities.

•
Limited Investment Opportunities Risk. The market for CLO securities is more limited than the market for other credit related investments. Sufficient investment opportunities for our capital may not be available.

•
Interest Rate Risk. The price of certain of our investments may be significantly affected by changes in interest rates. Although interest rates in the United States continue to be relatively low compared to historic averages, a continuation of the current rising interest rate environment may increase our exposure to risks associated with interest rates. Moreover, interest rate levels may be impacted by extraordinary monetary policy initiatives, the effect of which is impossible to predict with certainty. Additionally, there may be a mismatch in the rate at which CLOs earn interest and the rate at which CLOs pay interest on their debt tranches, which can negatively impact the cash flows on a CLO’s equity tranche and may in turn adversely affect our cash flows and results of operations.

•
Credit Risk. If (1) a CLO in which we invest, (2) an underlying asset of any such CLO or (3) any other type of credit investment in our portfolio declines in price or fails to pay interest or principal when due because the issuer or debtor, as the case may be, experiences a decline in its financial status, our income, NAV and/or market price may be adversely impacted.

•
Prepayment Risk. The assets underlying the CLO securities in which we invest are subject to prepayment by the underlying corporate borrowers. In addition, the CLO securities and related investments in which we invest are subject to prepayment risk. If we or a CLO collateral manager are unable to reinvest prepaid amounts in a new investment with an expected rate of return at least equal to that of the investment repaid, our investment performance will be adversely impacted.

•
Liquidity Risks. To the extent we invest in illiquid instruments, we would not be able to sell such investments at prices that reflect our assessment of their fair value or the amount paid for such investments by us. Specifically, the subordinated or equity tranche CLO securities we intend to acquire are illiquid investments and subject to extensive transfer restrictions, and no party is under any obligation to make a market for subordinated notes. At times, there may be no market for subordinated notes, and we may not be able to sell or otherwise transfer subordinated notes at their fair value, or at all, in the event that we determine to sell them.

•
Counterparty Risks. We may be exposed to counterparty risk, which could make it difficult for us or the CLOs in which we invest to collect on obligations, thereby resulting in potentially significant losses.

•
Loan Accumulation Facilities Risk. Investments in loan accumulation facilities, which acquire loans on an interim basis that are expected to form part of a CLO, may expose us to market, credit and leverage risks. In particular, in the event a planned CLO is not consummated, or the loans held in a loan accumulation facility are not eligible for purchase by the CLO, we may be responsible for either holding or disposing of the loans. This could expose us primarily to credit and/or mark-to-market losses and other risks.

•
Hedging Risks. Hedging transactions seeking to reduce risks may result in poorer overall performance than if we had not engaged in such hedging transactions, and they may also not properly hedge our risks.

•
Derivatives Risks. Derivative instruments in which we may invest may be volatile and involve various risks different from, and in certain cases greater than, the risks presented by more traditional instruments. A small investment in derivatives could have a large potential impact on our performance, effecting a form of investment leverage on our portfolio. In certain types of derivative transactions, we could lose the entire amount of our investment; in other types of derivative transactions the potential loss is theoretically unlimited.

•
Currency Risk. Although we intend to primarily make investments denominated in U.S. dollars, we may make investments denominated in other currencies. Our investments denominated in currencies other than U.S. dollars will be subject to the risk that the value of such currency will decrease in relation to the U.S. dollar.

•	Risks Related to an Investment in our Securities.

◦
Shares of closed-end management investment companies, including the Company, have in the past frequently traded at discounts to their net asset values, and we cannot assure you that the market price of shares of our common stock will not decline below our net asset value per share.

◦	Our common stock price may be volatile and may decrease substantially.

◦	Any amounts that we use to service our preferred dividends, or that we use to redeem our preferred stock, will not be available for distributions to our common stockholders.

◦	Our common stock is subject to a risk of subordination relative to holders of our debt instruments and holders of our preferred stock.

◦	Holders of our preferred stock have the right to elect two members of our Board and class voting rights on certain matters.

See “Risk Factors” beginning on page 20 of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Operating and Regulatory Structure

OFS Credit Company is a Delaware corporation that is a non-diversified, externally managed closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end fund, we are required to meet regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. We may also borrow funds to make investments. In addition, we have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually hereafter, as a RIC under Subchapter M of the Code. See “U.S. Federal Income Tax Matters” in the accompanying prospectus.

Our investment activities are managed by OFS Advisor and supervised by our Board. OFS Advisor is an investment adviser that is registered under the Advisers Act. Under our Investment Advisory Agreement, we have agreed to pay OFS Advisor an annual base management fee based on our total equity base, which is defined as the NAV of shares of our common stock and the paid-in capital of our preferred stock, as well as an incentive fee. See “Management-Management and Other Agreements-Investment Advisory Agreementt” in the accompanying prospectus. We have also entered into an administration agreement with OFS Services, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse OFS Services for our allocable portion of overhead and other expenses incurred by OFS Services in performing its obligations under the Administration Agreement, including rent, information technology, and our allocable portion of the cost of our officers, including our chief executive officer, chief financial officer, chief compliance officer, chief accounting officer, corporate secretary, and their respective staffs. See “Related Party Transactions and Certain Relationships-Administration Agreement” in the accompanying prospectus.

Our Corporate Information

Our offices are located at 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, and our telephone number is (847) 734-2000.

The Offering

Common stock offered by us	[ ] shares

Common stock outstanding prior to this offering	[ ] shares

Common stock to be outstanding after this offering (assuming no exercise of the underwriters’ over-allotment option)	[ ] shares

Over-allotment option	[ ] shares

Use of proceeds
If we sell shares of our common stock with an aggregate offering price of $ million, we anticipate that our net proceeds, after deducting sales agent commissions and estimated expenses payable by us, will be approximately $ million. We intend to use the net proceeds from this offering for acquiring investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes.  We may also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds of this offering. Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of investment. The management fee payable by us will not be reduced while our assets are invested in such securities. See “Use of Proceeds” in the accompanying prospectus.

Distributions
We intend to make regular quarterly cash distributions, payable monthly, of all or a portion of our reported earnings to stockholders, and at least 90% of our annual investment company capital income (“ICTI”). Should our annual ICTI exceed our reported earnings, special distributions may be required to maintain our RIC status upon determination of our annual ICTI. Further, if our distributions exceed our ICTI in a tax year, such excess will represent a return of capital to our stockholders. A return of capital distribution will generally not be taxable to our stockholders. However, a return of capital distribution will reduce a stockholder’s cost basis in our securities on which the distribution was received, thereby potentially resulting in a higher reported capital gain or lower reported capital loss when those securities are sold or otherwise disposed of.

We also intend to make at least annual distributions of all or a portion of our “net capital gains” (which is the excess of net long-term capital gains over net short-term capital losses). Our quarterly distributions, if any, will be determined by our Board. Any distributions to our stockholders will be declared out of assets legally available for distribution. The specific tax characteristics of our dividends will be reported to shareholders after the end of each calendar year.

Taxation
We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually as a RIC under Subchapter M of the Code. As a RIC, we generally will not be required to pay U.S. federal income taxes on any ordinary income or capital gains that we receive from our portfolio investments and distribute to our holders of our common stock. To qualify as a RIC and maintain our RIC treatment, we must meet specific source-of-income and asset diversification requirements and distribute in each of our taxable years at least 90% of the sum of our ICTI, which is generally net ordinary taxable income plus our net realized short-term capital gains in excess of net realized long-term capital losses and net tax-exempt interest, if any, to holders of our preferred and common stock. If, in any year, we fail to qualify for tax treatment as a RIC under U.S. federal income tax laws, we would be taxed as an ordinary corporation. In such circumstances, we could be required to recognize unrealized net built-in gains, pay substantial taxes and make substantial distributions before re-qualifying for tax treatment as a RIC. See “U.S. Federal Income Tax Matters” in the accompanying prospectus.

NASDAQ Capital Market symbol	“OCCI”

Risk factors
Investing in our common stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our common stock, which are summarized in “Risk Factors” beginning on page 20 of the accompanying prospectus.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “us” or “OFS Credit Company,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in OFS Credit Company.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses borne by us (as a percentage of offering price)		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses (as a percentage of offering price)		%
Estimated Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	[ ]	%(4)
Incentive fees payable under our investment advisory agreement	[ ]	%(5)
Interest payments on borrowed funds	[ ]	%(6)
Other expenses (estimated)	[ ]	%(7)
Total annual expenses (estimated)	[ ]	%(8)

(1)
Represents the commission with respect to the shares of our common stock being sold in this offering, which we will pay to in connection with sales of shares of our common stock effected by in this offering.

(2)	The offering expenses of this offering are estimated to be approximately $[ ] .

(3)
The expenses of the DRIP are included in “other expenses.” The plan administrator’s fees are paid by us. There are no brokerage charges or other charges to stockholders who participate in the plan except that, if a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. See “Distribution Reinvestment Plan” in the accompanying prospectus.

(4)
Assumes leverage projected to be incurred as of [ ], 20[ ] in the amount of [ ]% of net assets. We have agreed to pay the Advisor as compensation under the Investment Advisory Agreement a base management fee at an annual rate of 1.75% of our Total Equity Base, which means the NAV of shares of our common stock and the paid-in capital of our preferred stock, if any. These management fees are paid by our stockholders and are not paid by the holders of preferred stock, or the holders of any other types of securities that we may issue. See “Management - Management Fee and Incentive Fee” in the accompanying prospectus.

(5)
We have agreed to pay the Advisor as compensation under the Investment Advisory Agreement a quarterly incentive fee equal to 20% of our “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter, subject to a quarterly preferred return, or hurdle, of 2.00% of our NAV (8.00% annualized) and a catch-up feature. Pre-Incentive Fee Net Investment Income includes accrued income that we have not yet received in cash. No incentive fee is payable to the Advisor on realized capital gains. The incentive fee is paid to the Advisor as follows:
no incentive fee in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle of 2.00% of our NAV;
100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle but is less than 2.50% of our NAV in any calendar quarter (10.00% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle but is less than 2.50% of our NAV) as the “catch-up.” The “catch-up” is meant to provide the Advisor with 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle did not apply if Pre-Incentive Fee Net Investment Income meets or exceeds 2.50% of our NAV in any calendar quarter; and
20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.50% of our NAV in any calendar quarter (10.00% annualized) is payable to the Advisor (that is, once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is paid to the Advisor).

Incentive fees in the table above are based on expected portfolio yields as of [ ], 20[ ]. Actual portfolio returns may differ, which directly impact incentive fees. See “Management - Management Fee and Incentive Fee” in the accompanying prospectus.

(6)
"Interest payments on borrowed funds" represents dividends payable on our $21.316 million of Series A Term Preferred Stock outstanding with a preferred rate equal to 7.83% per annum, including amortization of underwriting discounts and commissions of approximately $666,100 and offering expenses of approximately $167,900. We may incur, directly or indirectly, through one or more special purpose vehicles, indebtedness for borrowed money, as well as leverage in the form of preferred stock and other structures and instruments, in significant amounts and on terms that the Advisor and our Board deem appropriate, subject to applicable limitations under the 1940 Act. Any such borrowings do not include embedded or inherent leverage in CLO structures in which we intend to invest or in derivative instruments in which we may invest.

(7)	"Other expenses" are estimated for the projected expenses for the quarter ended [ ], 20[ ], annualized.
(8)
 “Total annual expenses” is presented as a percentage of net assets attributable to common stockholders, because the holders of shares of our common stock will bear all of our fees and expenses, all of which are included in this fee table presentation. The indirect expenses that will be associated with our CLO equity investments are not included in the fee table presentation, but if such expenses were included in the fee table presentation then our total annual expenses would have been [ ]%.

EXAMPLE

The following example, required by the SEC, demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in us. In calculating the following expense amounts, we assumed we would maintain the current amount of leverage, that our operating expenses would remain at the levels set forth in the table above, that we pay the transaction expenses set forth in the table above, including a sales load of % paid by you (the commission to be paid by us with respect to common stock sold by us in this offering).

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5.0% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. Also, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See ‘‘Dividend Reinvestment Plan’’ in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of a CLO vehicle’s portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of a CLO vehicle’s portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from our investments.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair the ability of a CLO vehicle’s portfolio companies to continue to operate, which could lead to the loss of some or all of our investment in such CLO vehicle;

•	a contraction of available credit and/or an inability to access the equity markets could impair our investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•
the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, (“Securities Act”).

CAPITALIZATION

The following table sets forth our capitalization as of [ ], 20[ ]:

•	on an actual basis

•
on an as adjusted basis to give effect to the completion of this offering and the application of the estimated net proceeds of this offering (as described under "Use of Proceeds"), assuming a public offering price of $[ ] per share (the last reported closing price of our common stock on [ ], 20[ ] ) after deducting the underwriting discounts and commissions of approximately $[ ] and estimated offering expenses of approximately $[ ] payable by us.

	Actual	As Adjusted(1) (Unaudited)
Assets
Cash and cash equivalents	$	$
Investments at Fair Value
Total assets	$	$

Commitments and contingencies

Net assets
Common stock, par value of $.001 per share, shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively	$	$
Paid-in capital in excess of par
Total net assets	$	$
Net asset value per common share	$	$

(1)	Assuming no exercise of the underwriters’ over-allotment option.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of our common stock pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and for general working capital purposes. We currently anticipate being able to deploy the proceeds from this offering within three months after the completion of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the Nasdaq Capital Market under the symbol “OCCI.” The following table sets forth, for each fiscal quarter since our initial public offering, the NAV per share of our common stock, the high and low sales prices for our common stock, such sales prices as a percentage of NAV per share and quarterly distributions per share.

	NAV Per Share(1)	Price Range		Premium (Discount) of High Sales Price to NAV(2)	Premium (Discount) of Low Sales Price to NAV(2)	Cash Distribution per Share(3)
Period		High	Low
Fiscal 2020
First Quarter	*	$[ ]	$[ ]	*	*	*
Fiscal 2019
Fourth Quarter	$14.98	$17.65	$16.45	17.8%	9.8%	$0.167
Third Quarter	$17.44	$18.58	$17.00	6.5%	(2.5)%	$0.167
Second Quarter	$18.95	$19.00	$16.26	0.3%	(14.2)%	$0.167
First Quarter	$18.82	$19.00	$14.54	1.0%	(22.7)%	$0.167
Fiscal 2018
Fourth Quarter (from October 10, 2018 through October 31, 2018)	$20.11	$19.00	$16.93	(5.5)%	(15.8)%	$0.113

(1)
Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low intraday sales price divided by NAV.

(3)	Represents the cash distribution declared in the specified quarter.

*	Not determinable at the time of filing.

We intend to make regular quarterly cash distributions, payable monthly, of all or a portion of our reported earnings to stockholders, and at least 90% of our annual ICTI. Should our annual ICTI exceed our reported earnings, special distributions may be required to maintain our RIC status upon determination of our annual ICTI. We also intend to make at least annual distributions of all or a portion of our “net capital gains” (which is the excess of net long-term capital gains over net short-term capital losses). Our quarterly distributions, if any, will be determined by our Board. Any distributions to our stockholders will be declared out of assets legally available for distribution.

The following table reflects the cash distributions, including distributions reinvested and returns of capital, if any, per share that we have declared on our common stock since our IPO:

Months Ended	Record Date	Payment Date	Distributions Per Share
Fiscal 2020
January 31, 2020	January 24, 2020	January 31, 2020	$0.170
Fiscal 2019
December 31, 2019	December 24, 2019	December 31, 2019	$0.170
November 30, 2019	November 22, 2019	November 29, 2019	$0.170
October 31, 2019	October 24, 2019	October 31, 2019	$0.167
September 30, 2019	September 23, 2019	September 30, 2019	$0.167
August 31, 2019	August 23, 2019	August 30, 2019	$0.167
July 31, 2019	July 24, 2019	July 31, 2019	$0.167
June 30, 2019	June 21, 2019	June 28, 2019	$0.167
May 31, 2019	May 24, 2019	May 31, 2019	$0.167
April 30, 2019	April 23, 2019	April 30, 2019	$0.167
March 31, 2019	March 22, 2019	March 29, 2019	$0.167
February 28, 2019	February 21, 2019	February 28, 2019	$0.167
January 31, 2019	January 14, 2019	January 31, 2019	$0.167
December 31, 2018	December 10, 2018	December 31, 2018	$0.167
November 30, 2018	November 12, 2018	November 30, 2018	$0.167
Fiscal 2018
October 31, 2018	November 5, 2018	November 16, 2018	$0.113(1)

(1) The amount of the distribution was proportionately reduced to reflect the number of days remaining in the month after the completion of our IPO.

The actual amount of future distributions, if any, remain subject to approval by our Board, and there can be no assurance that the monthly distributions will always be $0.170 per share of common stock. We have paid distributions to date from post-IPO earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any applicable monthly period, the distribution may constitute a return of capital, which is a return of a portion of a stockholder’s original investment in shares of our common stock.

If our distributions from reported earnings exceed our ICTI in a tax year, such excess will represent a return of capital to our stockholders. Additionally, in order to maintain a stable level of distributions, we may pay out less than all of our investment income or pay out accumulated undistributed income in addition to current net investment income. To the extent that our net investment income for any year exceeds the total quarterly distributions paid during the year, we intend to make a special distribution at or near year-end of such excess amount as may be required to qualify for RIC tax treatment. Over time, we expect that substantially all of our ICTI will be distributed.

We generally intend to reinvest the capital returned to us from our investments. However, GAAP may require us to characterize all or a portion of our non-taxable (i.e., return of capital) distributions from our CLO investments as interest income. See “Risk Factors - Risks Related to Our Investments - CLO investments involve complex documentation and accounting considerations” in the accompanying prospectus.

We have adopted a DRIP that provides for reinvestment of our distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of the DRIP will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution. See “Distribution Reinvestment Plan” in the accompanying prospectus. Dividend and capital gains distributions generally are taxable to our stockholders whether they are reinvested in shares of our common stock or received in cash.

UNDERWRITING

[ ] is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Shares set forth opposite the underwriter’s name.

Underwriters	Shares

.
Total

The underwriting agreement provides that the obligations of the underwriters to purchase our shares are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters are obligated to purchase all our shares (other than those covered by the over-allotment option described below) if they purchase any of our shares.

Over-allotment Option

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase from us up to an additional [ ] shares from us. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the sales load to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by OFS Credit Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, excluding the sales load, but including up to $[ ] in reimbursement of certain underwriters' counsel fees in connection with the review by FINRA of the terms of the sale of Shares in this offering, will be approximately $[ ].

We, the Advisor and the Administrator have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We, our executive officers, directors and OFSAM have agreed that, without the prior written consent of [ ], on behalf of the underwriters, we and they will not, during the period ending [ ] days after the date of this prospectus supplement (the "Restricted Period"):

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares;

•
establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to any shares;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares, whether any such transaction is to be settled by delivery of shares, stock or such other securities, in case or otherwise;

•	publicly announce the intention to effect any transaction described above; or

•	file, or participate in the filing of, any registration statement with the SEC relating to the offering of any shares.

These lockup provisions apply to shares, any securities convertible into or exercisable or exchangeable for shares and warrants or other rights to purchase shares, but does not apply to shares of preferred stock. In addition, we and each such person agrees that, without the prior written consent of [ ], on behalf of the underwriters, we or such other person will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of shares, any securities convertible into or exercisable or exchangeable for shares, or warrants or other rights to purchase shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	transfers of shares or any security convertible into shares as a bona fide gift, provided that the recipient thereof agrees to be subject to the same lock-up provisions;

•
transfers of shares to a corporation, trust, family limited partnership or other entity for the direct benefit of the holder or an immediate family member, provided that the recipient thereof agrees to be subject to the same lock-up provisions; or

•	issuance of shares by us pursuant to our DRIP.

[ ], in its sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ Capital Market, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Potential Conflicts of Interest

The underwriters may have performed investment banking and financial advisory services for the Advisor and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, the Advisor and our affiliates in the ordinary course of business. The underwriters also may have performed investment banking and financial advisory services for the Advisor and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, the Advisor and our affiliates in the ordinary course of business.

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [ ].

EXPERTS

The financial statements as of [ ], 20[ ] and for the year ended [ ], 20[ ] included in this prospectus supplement have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. This information is also available free of charge by contacting us at OFS Credit Company, 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, by telephone at (847) 734-2000, or on our website at www.ofscreditcompany.com.

[ ] Shares
OFS Credit Company, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT
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